                EXHIBIT  99.1
                                                                                                           News
For Immediate Release	Contact:
February 4, 2010	Rick B. Honey
(212) 878-1831

MINERALS TECHNOLOGIES’ FOURTH QUARTER
 DILUTED EARNINGS PER SHARE WERE $0.62, EXCLUDING SPECIAL ITEMS;
 REPORTED EARNINGS WERE $0.22 PER SHARE
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Company Records Sales of $256.2 Million, a 9-Percent Sequential Increase
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Board Declares Regular Quarterly Dividend of $0.05 per Share
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Highlights:

•	Refractories segment returns to profitability
—Increased steel production in major markets
—Execution of restructuring program on track
•	Strong Cash Flow from Operations
— $45 million for the quarter; $161 million for full year 2009
•	PCC sales up 6 percent sequentially
•	Satellite PCC plant started up in India
•	Productivity improvements in all businesses

NEW YORK, February 4—Minerals Technologies Inc. (NYSE: MTX) today reported net income of $4.1 million, or $0.22 per share, for the fourth quarter 2009, compared with $8.9 million, or $0.47 per share in the third quarter of 2009. Earnings per share, excluding restructuring and impairment charges, were $0.62 compared to $0.53 per share in the third quarter.
“In the fourth quarter of 2009, we saw improved financial results over the third quarter on increased sales in our precipitated calcium carbonate (PCC) and Refractories businesses,” said Joseph C. Muscari, chairman and chief executive officer. “In addition, the restructuring program we announced in July is on track to provide annualized savings of between $16 million and $20 million upon completion; and, we continue to improve our productivity, which better positions us for increased profitability.”

Sequential Comparison
The company's worldwide sales in the fourth quarter increased 9 percent to $256.2 million from $234.3 million in the third quarter. Excluding special items, income from operations was $17.3 million, a 22-percent increase over the $14.2 million recorded in the prior quarter. This growth was attributable to the significant improvement in the Refractories segment as a result of volume increases related to improved steel industry conditions, and to the benefits from the restructuring program. Income from operations, as reported, was $4.5 million compared to $12.8 million in the prior quarter.
The Specialty Minerals segment's worldwide sales in the fourth quarter increased 5 percent to $170.3 million compared to $162.5 million in the prior quarter. Income from operations, excluding special items, decreased 4 percent to $15.1 million compared with $15.8 million in the third quarter. The Processed Minerals product line was affected by volume declines as a result of the seasonal downturn of the construction industry, which was, however, less severe than anticipated.
Worldwide sales of PCC, which is used primarily in the manufacturing processes of the paper industry, were $146.3 million, a 6-percent increase over the $137.5 million recorded in the third quarter. This growth was primarily attributable to increased volumes in all regions. Worldwide unit volumes of Paper PCC were up approximately 5 percent from the third quarter.
During the fourth quarter, Minerals Technologies completed construction and started operation of a satellite PCC facility in the state of Maharashtra, India, that provides PCC to a paper mill owned by Ballarpur Industries Limited (BILT). The company also recently announced that it had entered into a long-term agreement with NewPage Corporation to supply 70,000 tons per year of precipitated calcium carbonate (PCC) for filling supercalendered paper at the NewPage Duluth, Minnesota, paper mill. The company will construct a PCC production facility in Superior, Wisconsin, that will be built on a site owned by Graymont WI, a lime supplier, and is expected to be in operation in the second quarter of 2011.
In the company’s Refractories segment, sales for the fourth quarter were $85.9 million, a 20-percent increase over the $71.8 million recorded in the third quarter. Excluding special items, the segment recorded operating income of $3.3 million compared to an operating loss of $1.1 million in the third quarter.

Sales of refractory products and systems, used primarily in the steel market, increased 21 percent in the fourth quarter to $68.5 million from $56.8 million in the third quarter of 2009. This increase was attributable to improved production rates in the worldwide steel industry, which resulted in 15 percent higher volumes in refractory products, and to additional equipment sales. Sales in the metallurgical product line increased 16 percent sequentially to $17.4 million from $15.0 million in the previous quarter due to a favorable product mix in the calcium cored wire product line.

Year-Over-Year Comparisons
Fourth Quarter
The company's fourth quarter net income of $4.1 million or $0.22 per share compares with $5.7 million, or $0.31 per share, in the fourth quarter of 2008. Earnings per share, excluding special items, were $0.62 compared to $0.41 per share in the prior year, a 51-percent improvement.
This increase is primarily attributable to the improvements in the company’s end markets when compared to the dramatic downturn that occurred in the steel, paper, construction and automotive industries in the latter part of the fourth quarter of 2008, when the U.S. steel industry, for example, saw production drop by 50 percent over the third quarter of the same year.
Fourth quarter worldwide sales increased 7 percent to $256.2 million from $240.0 million in the same period in 2008 as a result of foreign exchange gains and slight volume increases in all product lines. Foreign exchange had a favorable impact on sales of approximately $11.0 million or 5 percentage points. Excluding special items, operating income of $17.3 million increased 84 percent from the $9.4 million recorded in the fourth quarter of 2008. As reported, income from operations was $4.5 million compared to $3.1 million in the prior year.
Fourth quarter worldwide sales for the Specialty Minerals segment increased 7 percent to $170.3 million from $159.8 million recorded in the same quarter of 2008 due to the favorable impact of foreign exchange and to volume increases in both product lines. Foreign exchange had a favorable impact on sales of approximately $6.1 million, or 4 percentage points. Excluding special items, income from operations increased 80 percent to $15.1 million from $8.4 million the same period in 2008. This increase was attributable to volume increases, to the contractual recovery of the raw material cost increases and to the benefits from the restructuring.

PCC sales increased 6 percent to $146.3 million from the $137.4 million recorded in the fourth quarter of 2008 on a volume increase of about 1 percent and the favorable impact of foreign exchange. Processed Minerals products fourth quarter sales increased 7 percent to $24.0 million from $22.4 million in the same period of 2008 on volume increases of 5 percent.
Refractories segment sales in the fourth quarter of 2009 increased 7 percent to $85.9 million from the $80.2 million recorded in the same period in 2008. Refractory volumes increased 2 percent from the fourth quarter of 2008. Metallurgical products sales increased 16 percent to $17.4 million from $15.0 million recorded in the prior year due to a 22-percent increase in volume. The Refractory segment recorded operating income of $3.3 million, excluding special items, compared to operating income of $1.6 million in the fourth quarter of 2008. This increase was primarily attributable to the benefits of the restructuring program and to improved market conditions.

Full-Year Results
The company recorded a net loss of $23.8 million for the full year 2009 compared to net income of $65.3 million for 2008. The loss per share for the full year 2009 was $1.27 compared to earnings of $3.44 per share for 2008. Excluding special items, earnings were $1.55 per share as compared with $3.44 per share in the prior year.
Minerals Technologies' worldwide sales for the full year 2009 were $907.3 million compared to $1,112.2 million in 2008, an 18 percent decline. Operating income, excluding special items, for the full year decreased 53 percent to $44.8 million compared to $95.6 million recorded in 2008. The company reported a loss from operations of $17.1 million in 2009 compared to income of operations of $82.0 million in 2008.
 “Our performance in 2009 clearly reflects the effects of the worldwide recession that began in late 2008,” said Mr. Muscari. “However, the restructuring we undertook in July reduced costs and conserved cash, putting the company in a much stronger position. Looking forward, we will continue to focus on new product development, productivity, safety and global growth initiatives, and if the worldwide economy remains stable, Minerals Technologies will continue on the higher performance track demonstrated in the fourth quarter.”
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The company also declared a regular quarterly dividend of $0.05 per share on its common stock. The dividend is payable on March 17, 2010 to shareholders of record on February 26, 2010.
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Minerals Technologies has scheduled an analyst conference call for Friday, February 5, 2010 at 11:00 a.m. to discuss operating results for the fourth quarter. The conference call will be broadcast over the company’s website, www.mineralstech.com.
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This press release may contain forward-looking statements, which describe or are based on current expectations; in particular, statements of anticipated changes in the business environment in which the company operates and in the company’s future operating results. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements.  The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2008 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

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CONSOLIDATED STATEMENTS OF OPERATIONS
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in thousands, except per share data)
(unaudited)

	Quarter Ended			% Growth		Year Ended		% Growth
	Dec 31,	Sept 27,	Dec 31,			Dec 31,	Dec 31,
	2009	2009	2008	Prior Year	Prior Qtr.	2009	2008	Prior Year

Net sales	$256,208	$234,256	$239,981	7%	9%	$907,321	$1,112,212	(18)%

Cost of goods sold	210,030	190,266	201,959	4%	10%	751,503	891,738	(16)%

Production margin	46,178	43,990	38,022	21%	5%	155,818	220,474	(29)%

Marketing and administrative expenses	23,355	24,583	23,218	1%	(5)%	91,075	101,857	(11)%
Research and development expenses	5,569	5,147	5,485	2%	8%	19,941	23,052	(13)%
Impairment of assets	2,315	0	209	*	*	39,831	209	*
Restructuring and other charges	10,479	1,443	6,021	74%	626%	22,024	13,365	65%
Income (loss) from operations	4,460	12,817	3,089	44%	(65)%	(17,053)	81,991	*

Non-operating income (deductions) - net	(1,588)	(709)	2,229	*	124%	(6,087)	276	*

Income (loss) from continuing operations, before tax	2,872	12,108	5,318	(46)%	(76)%	(23,140)	82,267	*

Provision for taxes on income	(1,281)	2,574	1,152	*	*	(5,387)	24,079	*

Income (loss) from continuing operations, net of tax	4,153	9,534	4,166	(0)%	(56)%	(17,753)	58,188	*

Income (loss) from discontinued operations, net of tax	182	279	2,309	(92)%	(35)%	(3,151)	10,282	*

Consolidated net income (loss)	4,335	9,813	6,475	(33)%	(56)%	(20,904)	68,470	*

Less: Net income attributable to non-controlling interests	(281)	(913)	(738)	(62)%	(69)%	(2,892)	(3,183)	(9)%

Net Income (loss) attributable to Minerals Technologies Inc. (MTI)	$4,054	$8,900	$5,737	(29)%	(54)%	$(23,796)	$65,287	*

Weighted average number of common shares outstanding:

Basic	18,734	18,730	18,710			18,724	18,893

Diluted	18,842	18,786	18,756			18,724	18,983

Earnings per share:

Basic:
Income (loss) from continuing operations attributable to MTI	$0.21	$0.46	$0.19	11%	(54)%	$(1.10)	$2.91	*
Income (loss) from discontinued operations attributable to MTI	0.01	0.01	0.12	(92)%	0%	(0.17)	0.54	*
Net income (loss) attributable to MTI common shareholders	$0.22	$0.47	$0.31	(29)%	(53)%	$(1.27)	$3.45	*

Diluted:
Income (loss) from continuing operations attributable to MTI	$0.21	$0.46	$0.19	11%	(54)%	$(1.10)	$2.90	*
Income (loss) from discontinued operations attributable to MTI	0.01	0.01	0.12	(92)%	0%	(0.17)	0.54	*
Net income (loss) attributable to MTI common shareholders	$0.22	$0.47	$0.31	(29)%	(53)%	$(1.27)	$3.44	*

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.20	$0.20

* Percentage not meaningful

	MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
	NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS

1)
Sales increased in the United States 2% in the fourth quarter of 2009  as compared with the fourth quarter of 2008.  International sales increased 12% in the fourth quarter 2009 as compared with the comparable period of the prior year.  Sequentially,sales increased 2% in the United States and increased 18% internationally from the third quarter of 2009. Sales for the full year of 2009 decreased 18% both in the United States and internationally as compared with the prior year.

2)
In the third quarter of 2007, the Company initiated a plan to realign its business operations to improve profitability and increase shareholder value.  The realignment consisted of exiting certain businesses and consolidating some product lines to better position the Company for future success by focusing on the Company’s core strengths.  Major components of this realignment included exiting certain product lines which are reflected in discontinued operations, modification of the PCC coating product line from a merchant business model to a satellite business model, consolidation of certain manufacturing facilities and the write down of other underutilized assets worldwide.  In addition, as part of this program, the Company initiated a plan to reduce its workforce by approximately 7 percent to better control operating expenses and improve efficiencies.  Additional charges were recorded in 2008 and the first quarter 2009 associated with this realignment.

As a result of the workforce reduction associated with the restructuring program and the associated distribution of benefits, included in the restucturing charges for the three month and twelve month periods ended December 31, 2008 was a  pension settlement loss of $2.1 million and $6.8 million, respectively, related to the Company's defined benefit plan in the US. The restructuring charges recorded were as follows (millions of dollars):

		Three Months Ended			Full Year
		Dec 31,	Sept 27,	Dec 31,	Dec 31,	Dec 31,
		2009	2009	2008	2009	2008
	Restructuring and other costs
	Severance and other employee benefits	$0.0	$(0.1)	$0.3	$0.0	$0.0
	Pension settlement costs	0.0	0.0	2.1	0.0	6.8
	Other exit costs	0.0	0.0	0.0	0.0	0.0
		$0.0	$(0.1)	$2.4	$0.0	$6.8

In the fourth quarter of 2008, as a result of the worldwide economic downturn, the Company initiated an additional restructuring program primarily consisting of severance and other related costs. The reduction in force represented approximately 340 employees and reflected both permanent reductions and temporary layoffs. The restructuring charges recorded were as follows (millions of dollars):

		Three Months Ended			Full Year
		Dec 31,	Sept 27,	Dec 31,	Dec 31,	Dec 31,
		2009	2009	2008	2009	2008
	Restructuring and other costs
	Severance and other employee benefits	$0.1	$(0.2)	$3.9	$0.9	$3.9
	Other exit costs	0.0	0.0	0.0	0.1	0.0
		$0.1	$(0.2)	$3.9	$1.0	$3.9

3)
During the second quarter of 2009, as a result of the continuation of the severe downturn in the worldwide steel industry, the Company initiated a restructuring program, primarily in the Refractories Segment,  to improve efficiencies through consolidation of manfacturing operations and reduction of costs.  This realignment was put in place to better position ourselves strategically for improved profitability when the economy recovers. As part of this program, the Company will consolidate its Old Bridge, NJ operation into Bryan, Ohio and Baton Rouge, Louisiana in order to improve operational efficiencies and reduce logistics for key raw materials; rationalize its North American specialty shapes product line; rationalize some of its European operations that are deemed non-strategic; record further impairment charges of its Asian refractory operations as a result of  continued difficulties in market penetration as well as consideration of consolidation of its Asian operations and selection of a regional alliance to aid in marketing its high value products; recognize impairment charges for refractory application equipment in North America and Europe due to customer underutilized assets under depressed volume conditions; recognize impairment charges for the Company's PCC facility in Millinocket, Maine, which has been idle since September 2008; and record a restructuring charge reflecting the severance costs related to plant consolidations as well as streamlining the management structure to operate more efficiently.

	The impairment and restructuring charges recorded in association with this program are as follows (millions of dollars):

		Three Months Ended			Full Year
		Dec 31,	Sept 27,	Dec 31,	Dec 31,	Dec 31,
	Impairment of assets:	2009	2009	2008	2009	2008
	Americas Refractories:	$0.0	$0.0	$0.0	$9.5	$0.0
	Europe Refractories:	0.3	0.0	0.0	11.8	0.0
	Asia Refractories:	0.0	0.0	0.0	10.0	0.0
	North America Paper PCC:	2.0	0.0	0.0	8.5	0.0
	Total Impairment of assets charge	$2.3	$0.0	$0.0	$39.8	$0.0

		Three Months Ended			Full Year
		Dec 31,	Sept 27,	Dec 31,	Dec 31,	Dec 31,
		2009	2009	2008	2009	2008
	Restructuring and other costs
	Severance and other employee benefits	$0.6	$1.2	$0.0	$10.2	$0.0
	Pension settlement costs	8.9	0.5	0.0	9.4	0.0
	Other exit costs	0.9	0.0	0.0	1.4	0.0
		$10.4	$1.7	$0.0	$21.0	$0.0

	In the fourth quarter of 2009, the Company recorded an impairment of assets charge for its satellite facility at Franklin, Virginia due to the announced closure of the host mill at that location.

As a result of the workforce reduction associated with the restructuring program and the associated distribution of benefits, included in restructuring costs for the three-month periods ended September 27, 2009 and December 31, 2009 are pension settlement costs of $0.5 million and $8.9 million, respectively, associated with some of our pension plans in the U.S.

4)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP income (loss), excluding special items, for the three month and twelve month periods ended December 31, 2009 and December 31, 2008 and the three month period ended September 27, 2008 and a reconcilation to net income(loss) for such periods.  The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion  of such special items are not indicative of the ongoing operating results and thereby affect the comparability  of results between periods.  The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Three Months Ended			Full Year
		Dec 31,	Sept 27,	Dec 31,	Dec 31,	Dec 31,
		2009	2009	2008	2009	2008
	Net Income attributable to MTI, as reported	$4.1	$8.9	$5.7	$(23.8)	$65.3

	Special items:
	Impairment of assets	2.3	0.0	0.2	45.5	0.2
	Restructuring and other costs	10.5	1.4	6.1	22.0	13.4
	Currency translation losses	0.0	0.0	0.0	2.3	0.0
	Gain on sale of assets	(0.1)	0.0	(3.5)	(0.1)	(13.7)

	Related tax effects on special items	(5.1)	(0.4)	(0.9)	(16.8)	0.1

	Net income attributable to MTI, excluding special items	$11.7	$9.9	$7.6	$29.1	$65.3

	Basic earnings per share, excluding special items	$0.62	$0.53	$0.41	$1.55	$3.45
	Diluted earnings per share, excluding special items	$0.62	$0.53	$0.41	$1.55	$3.44

5)
During the fourth quarter of 2007, the Company exited its Synsil® Products product  line and reclassified such operations as discontinued.  In addition,  the Company reclassified to discontinued operations its two Midwest plants located in Mt. Vernon, Indiana and Wellsville, Ohio.  In 2008, the Company sold its Synsil Plants and its operations at Wellsville, Ohio. In the fourth quarter of 2009, the Company sold its facility at Mt. Vernon, Indiana.

	The following table details selected financial information for the businesses included within discontinued operations in the Consolidated Statements of Income (millions of dollars):

		Three Months Ended			Full Year
		Dec 31,	Sept 27,	Dec 31,	Dec 31,	Dec 31,
		2009	2009	2008	2009	2008

	Net sales	$2.0	$5.8	$4.5	$15.6	$23.2

	Production margin	0.1	0.7	0.3	1.1	3.3
	Total expenses	0.0	0.2	0.2	0.6	0.8
	Impairment of assets	0.0	0.0	0.0	5.6	0.0
	Restructuring charges (reversals)	0.0	0.0	0.0	0.0	0.1

	Income (loss) from operations	0.1	0.5	0.1	(5.1)	2.4
	Provision for taxes on income	0.0	0.2	0.0	(1.9)	0.9

	Income (loss) from operations, net of tax	0.1	0.3	0.1	(3.2)	1.5
	Pre-tax gains on sales of discontinued business	0.1	0.0	3.5	0.1	13.7
	Provision for taxes on gains	0.0	0.0	(1.3)	0.0	(4.9)

	Income (loss) from discontinued operations, net of tax	$0.2	$0.3	$2.3	$(3.1)	$10.3

	The Company recorded impairment of assets charges in the second quarter of 2009 to recognize the lower market value of its Mt. Vernon, Indiana facility.

6)	The following table reflects the components of non-operating income and deductions (millions of dollars):
		Three Months Ended			Full Year
		Dec 31,	Sept 27,	Dec 31,	Dec 31,	Dec 31,
		2009	2009	2008	2009	2008
	Interest income	$0.8	$0.6	$1.3	$2.9	$4.9
	Interest expense	(0.8)	(0.9)	(1.4)	(3.5)	(5.2)
	Foreign exchange gains (losses)	(1.1)	(0.1)	2.5	(2.4)	1.7
	Currency translation loss	0.0	0.0	0.0	(2.3)	0.0
	Other deductions	(0.5)	(0.3)	(0.2)	(0.8)	(1.1)
	Non-operating income (deductions), net	$(1.6)	$(0.7)	$2.2	$(6.1)	$0.3

Included in non-operating deductions for the year ended December 31, 2009 is a foreign currency translation loss of $2.3 million recognized upon liquidation of the Company's operations at Gomez Palacio, Mexico.

7)
The analyst conference call to discuss operating results for the fourth quarter is scheduled for Friday,February 5, 2010  at 11:00 am and will be broadcast over the Company's website (www.mineralstech.com).  The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Year Ended		% Growth
SALES DATA	Dec 31,	Sept 27,	Dec 31,			Dec 31,	Dec 31,
	2009	2009	2008	Prior Year	Prior Qtr.	2009	2008	Prior Year

United States	$129.3	$126.3	$126.5	2%	2%	$478.4	$586.5	(18)%
International	126.9	108.0	113.5	12%	18%	428.9	525.7	(18)%
Net Sales	$256.2	$234.3	$240.0	7%	9%	$907.3	$1,112.2	(18)%

Paper PCC	$132.3	$124.1	$125.5	5%	7%	$484.6	$547.2	(11)%
Specialty PCC	14.0	13.4	11.9	18%	4%	50.1	58.5	(14)%
PCC Products	$146.3	$137.5	$137.4	6%	6%	$534.7	$605.7	(12)%

Talc	$9.3	$8.6	$7.4	26%	8%	$32.3	$35.9	(10)%
Ground Calcium Carbonate	14.7	16.4	15.0	(2)%	(10)%	61.4	74.8	(18)%
Processed Minerals Products	$24.0	$25.0	$22.4	7%	(4)%	$93.7	$110.7	(15)%

Specialty Minerals Segment	$170.3	$162.5	$159.8	7%	5%	$628.4	$716.4	(12)%

Refractory products	$68.5	$56.8	$65.2	5%	21%	$225.4	$320.8	(30)%
Metallurgical Products	17.4	15.0	15.0	16%	16%	53.5	75.0	(29)%
Refractories Segment	$85.9	$71.8	$80.2	7%	20%	$278.9	$395.8	(30)%

Net Sales	$256.2	$234.3	$240.0	7%	9%	$907.3	$1,112.2	(18)%

SEGMENT OPERATING INCOME (LOSS) DATA

Specialty Minerals Segment	$5.9	$14.2	$5.1	16%	(58)%	$34.2	$57.0	(40)%

Refractories Segment	$(0.3)	$(0.9)	$(1.4)	(79)%	(67)%	$(48.8)	$26.3	*

Unallocated Corporate Expenses	$(1.1)	$(0.5)	$(0.6)	83%	120%	$(2.5)	$(1.3)	92%

Consolidated	$4.5	$12.8	$3.1	45%	(65)%	$(17.1)	$82.0	*

SEGMENT RESTRUCTURING and
IMPAIRMENT COSTS

Specialty Minerals Segment	$9.2	$1.6	$3.3	179%	475%	$20.0	$7.9	*

Refractories Segment	$3.6	$(0.2)	$3.0	20%	*	$41.9	$5.7	*

Consolidated	$12.8	$1.4	$6.3	103%	*	$61.9	$13.6	*

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items (the restructuring and impairment costs set forth in the above table), for the three-month periods ended December 31, 2009, September 27, 2009 and December 31, 2008 and the years ended December 31, 2009 and 2008, constituting a reconcilation to GAAP operating income set forth above. The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods. The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Year Ended		% Growth
SEGMENT OPERATING INCOME,	Dec 31,	Sept 27,	Dec 31,			Dec 31,	Dec 31,
EXCLUDING SPECIAL ITEMS	2009	2009	2008	Prior Year	Prior Qtr.	2009	2008	Prior Year

Specialty Minerals Segment	$15.1	$15.8	$8.4	80%	(4)%	$54.2	$64.9	(16)%

Refractories Segment	$3.3	$(1.1)	$1.6	106%	*	$(6.9)	$32.0	*

Unallocated Corporate Expenses	$(1.1)	$(0.5)	$(0.6)	83%	120%	$(2.5)	$(1.3)	92%

Consolidated	$17.3	$14.2	$9.4	84%	22%	$44.8	$95.6	(53)%

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	(In Thousands of Dollars)
		December 31,	December 31,
		2009*	2008**

Current assets:
	Cash & cash equivalents	$310,946	$181,876
	Short-term investments	8,940	9,258
	Accounts receivable, net	173,665	163,475
	Inventories	82,483	133,983
	Prepaid expenses and other current assets	24,679	23,281
	Assets held for disposal	0	19,674
	Total current assets	600,713	531,547

	Property, plant and equipment	1,223,710	1,324,230
	Less accumulated depreciation	864,332	894,637
	Net property, plant & equipment	359,378	429,593

	Goodwill	68,101	66,414
	Prepaid pension costs	0	483
	Other assets and deferred charges	43,946	39,583

	Total assets	$1,072,138	$1,067,620

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
	Short-term debt	$6,892	$14,984
	Current maturities of long-term debt	4,600	4,000
	Accounts payable	74,513	67,393
	Restructuring liabilities	8,282	6,840
	Other current liabilities	58,627	56,902
	Liabilities of assets held for disposal-current	0	734
	Total current liabilities	152,914	150,853

	Long-term debt	92,621	97,221
	Other non-current liabilities	78,860	84,715
	Total liabilities	324,395	332,789

	Total MTI shareholders' equity	724,161	711,584
	Noncontrolling Interest	23,582	23,247
	Total shareholders' equity	747,743	734,831

	Total liabilities and shareholders' equity	$1,072,138	$1,067,620

*	Unaudited
**	Condensed from audited financial statements.